UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
September 6, 2005
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization)	000-51412 (Commission File Number)	98-0453513 (IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-5056
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On September 6, 2005, Quintana Maritime Limited (the “Company”), through its wholly owned subsidiaries, Iron Beauty Shipco LLC and Kirmar Shipco LLC, entered into Memoranda of Agreement (the “Agreements”) relating to the purchase of two Capesize vessels for an aggregate purchase price of approximately $136.8 million, effective as of September 2, 2005. Iron Beauty Shipco LLC entered into an agreement with Alexandria Shipping Co., Ltd. (“Alexandria”) relating to the purchase of the vessel Thalassini Avra, which will be renamed Iron Beauty, for $68.4 million. Kirmar Shipco LLC entered into an agreement with Brightboat Shipping Co., Ltd. relating to the purchase of the vessel Thalissini Doxa, which will be renamed Kirmar, for $68.4 million. The Company expects to fund both acquisitions with borrowings under a revolving credit facility for which it recently received bank commitments and which it expects to close by the end of September 2005.
     In addition, Iron Beauty Shipco LLC entered into a Novation Agreement with Alexandria and STX Panocean Co., Ltd. (“Panocean”) on September 6, 2005, under which the parties agreed to substitute Iron Beauty Shipco LLC in an existing time charter between Alexandria and Panocean, and Iron Beauty agreed to assume the obligations under the existing charter. The Company guaranteed Iron Beauty Shipco LLC’s obligations under the charter by letter dated September 6, 2005.
     The acquisitions are subject to customary closing conditions, including satisfactory divers’ inspections at delivery. The Company expects to close the acquisition of Iron Beauty by early October and to close the Kirmar acquisition by mid-November upon delivery of the respective ships.
     The Company announced the acquisitions by press release dated September 8, 2005, which is attached as exhibit 99.1 to this Form 8-K.
ITEM 9.01 Financial Statements and Exhibits
99.1	Press release of Quintana Maritime Limited dated September 8, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED
By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: September 8, 2005

EXHIBIT INDEX
99.1	Press release of Quintana Maritime Limited dated September 8, 2005.